 Exhibit 4.96

5221 CENTRAL AVENUE, SUITE 201
RICHMOND, CALIFORNIA 94804-5829
GeothermEx, Inc.

TELEPHONE: (510) 527-9875
FAX: (510) 527-8169
E-MAIL: mw@geotherrnex.com

PROPOSAL

To:	Ms. Kim Niggemann	Date: August 8, 2007
Nevada Geothermal Power, Inc.
sent via e-mail: kim@nevadageothermal.com

From:	Subir K. Sanyal

Subject:	Assistance in Reservoir Engineering and Well Testing Operations at the Blue Mountain Geothermal Project

Introduction

GeothermEx is pleased to present this proposal to assist Nevada Geothermal Power, Inc. during its current phase of drilling and testing geothermal production and injection wells for the development of the Blue Mountain geothermal project.

The services will be provided by GeothermEx from our offices in Richmond, as well as at the project site, as required by Nevada Geothermal.

Scope of Work

The scope of work will consist of the following tasks:

Task 1: Review well information and provide well-test engineering services for project development

GeothermEx will assist Nevada Geothermal Power as needed to design and conduct well tests and gather the appropriate well and reservoir data for reservoir engineering interpretation. Activities within this task will consist of:

-detailed review of available well data. Provide comments, and, if needed, propose modifications to existing testing plans for both production and injection wells;

-provide specifications for the procurement of instrumentation needed to obtain adequate data during production, injection and interference testing operations;

-maintain communication (either via e-mail or by telephone) with field personnel to discuss any required changes or modifications to the testing plans;

-make periodic visits to the field during the most critical stages of the well testing operations, to verify compliance with testing procedures and collection of test data.

5221 CENTRAL AVENUE,
GeothermEx, Inc.	SUITE 201 RICHMOND,
CALIFORNIA 94804-5829
TELEPHONE: (510)
527-9876 FAX: (510)
527-8164
E-MAIL: mw@geothermex.com

Task 2: Provide reservoir engineering services for project development

GeothermEx will assist Nevada Geothermal Power as needed in all aspects of reservoir data analysis, well evaluation and reservoir assessment, based on data gathered from the testing and logging of production and injection wells. This may include, but will not necessarily be limited to:

-review of previously existing well data and evaluations conducted by other parties;
-proposing modifications to reservoir interpretation techniques to better accommodate the needs of the project;
-interpretation of downhole logging results;
-interpretation of well test results and assessment of production and injection capacities;
-evaluation of pumped production rates;
-interpretation of reservoir properties from testing results; and
-processing and integration of data for eventual modeling of the reservoir by numerical methods.

Budget

Work performed will be charged at the labor rates indicated in the table below. Office expenses (communication, reproduction, report preparation, etc.) will be billed at a flat rate of 10% of labor costs. Expenses for travel and subsistence in the course of field activities will be billed as actually incurred, without mark-up.

Person /Position	$/Day
$1,100.00
James W. Lovekin / Field Operations Manager	$720.00
Data processing specialist

Expenses
Office expenses (communication, reproduction, report
preparation, etc.:	10% of Labor
Travel expenses and subsistence during site work:	At cost

Other Conditions

The Scope of Work of this contract can be changed at any time by mutual agreement between Nevada Geothermal Power and GeotherrnEx. If additional work is requested, personnel time will be billed at the rates quoted above, which will remain valid until December 30th, 2007.

5221 CENTRAL AVENUE, SUITE 201
	GeothermEx, Inc.	RICHMOND, CALIFORNIA 94804-5829

TELEPHONE: (510) 527-9876
FAX: (510) 527- 8164
E-MAIL: mw@geothermex.com

Invoices for work performed will be submitted periodically by GeothermEx, but no more frequently than monthly. Payment terms are net 30 days from the date of each invoice

All information received from Nevada Geothermal Power regarding the Blue Mountain geothermal project will be kept strictly confidential and will not be released to a third party without the consent of Nevada Geothermal.

Thank you for the opportunity to assist Nevada Geothermal Power with the Blue Mountain project. Please indicate your acceptance of this proposal by signing below and returning a signed copy of this proposal to GeothermEx.

Blue Mountain Geothermal Project — Assistance in Testing
and Reservoir Engineering
Work Agreement and Authorization

For Nevada Geothermal Power, Inc.	For GeothermEx, Inc.

/s/ Andrew Studley	/s/ Subir K. Sanyal
[Signature]	Subir K. Sanyal

Andrew Studley	August 8 2007
Date
[Printed Name of Authorized Person]

CFO
[Position]

August 13, 2007

Date

P.O. Number (If Applicable)